As filed with the Securities and Exchange Commission on May 30, 2017
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Medidata Solutions, Inc.
(Exact name of registrant as specified in its charter)

Delaware	13-4066508
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
350 Hudson Street, 9th Floor
New York, New York	10014
(Address of Principal Executive Offices)	(Zip Code)
Medidata Solutions, Inc. 2017 Long-Term Incentive Plan
(Full title of the plan)
Michael I. Otner
Executive Vice President, General Counsel and Secretary
350 Hudson Street, 9th Floor, New York, NY 10014
(Name and address of agent for service)
(212) 918-1800
(Telephone number, including area code, of agent for service)

Copies to:
Warren J. Nimetz, Esq.
Norton Rose Fulbright US LLP
1301 Avenue of the Americas, New York, New York 10019
Telephone: (212) 318-3000, Facsimile: (212) 318-3400

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Proposed Maximum Amount to be Registered (1)	Proposed Maximum Offering Price per Share (2)	Aggregate Offering Price	Amount of Registration Fee
Common Stock, $0.01 par value per share	5,332,163	$72.92	$388,821,325.96	$45,064.39

(1)
Represents the maximum number of shares of common stock, par value $0.01 per share (the “Common Stock”), of Medidata Solutions, Inc. issuable under the Medidata Solutions, Inc. 2017 Long-Term Incentive Plan (the “Plan”), which includes 4,132,163 shares of Common Stock that may be issued under the Plan as a result of awards outstanding under the Medidata Solutions, Inc. 2009 Long-Term Incentive Plan that are forfeited, settled in cash or otherwise terminated without delivery to the grantee of the full number of shares to which the award related. Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers an additional indeterminable number of shares as may be necessary to adjust the number of shares being offered or issued pursuant to the Plan as a result of any future stock splits, stock dividends, recapitalizations or similar transactions effected without the receipt of consideration which results in an increase in the number of outstanding shares.

(2)
Estimated in accordance with Rules 457(c) and (h) under the Securities Act solely for the purpose of calculating the registration fee. The computation is based upon the average of the high and low prices of the Common Stock as reported on the Nasdaq Global Select Market on May 25, 2017.

Part I
INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS
The information specified in Item 1 and Item 2 of this Part I is omitted in accordance with the provisions of Rule 428 under the Securities Act and the introductory note to Part I of Form S-8. The document(s) containing the information specified in this Part I will be sent or given to participants in the Plan in accordance with Rule 428(b)(1) under the Securities Act. Such documents need not be filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 promulgated under the Securities Act. These document(s) and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.
Part II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
The Registrant hereby incorporates by reference into this Registration Statement the following documents and information previously filed with the Commission:

i.	the Registrant’s annual report on Form 10-K for the fiscal year ended December 31, 2016 filed on February 28, 2017;

ii.	the Registrant’s quarterly report on Form 10-Q for the quarter ended March 31, 2017 filed on May 8, 2017;

iii.	the Registrant's current report on Form 8-K filed on March 1, 2017 (under Item 5.02); and

iv.
the description of the Registrant’s Common Stock contained in its Registration Statement on Form 8-A
(File No. 001-34283) filed with the Commission on June 19, 2009, pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended, including any amendment or report filed for the purpose of updating such description.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (other than Current Reports on Form 8-K furnished pursuant to Item 2.02 or Item 7.01 of Form 8-K, including any exhibits included with such information, unless otherwise indicated therein), subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.
Any statement contained in this Registration Statement or in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is, or is deemed to be, incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Item 4. Description of Securities.
Not applicable.

Item 5. Interests of Named Experts and Counsel.
Not applicable.
Item 6. Indemnification of Directors and Officers.
Section 145(a) of the DGCL provides, in general, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative (other than an action by or in the right of the corporation), because he or she is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit, or proceeding, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.
Section 145(b) of the DGCL provides, in general, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action or suit by or in the right of the corporation to procure a judgment in its favor because the person is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made with respect to any claim, issue, or matter as to which he or she shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, he or she is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or other adjudicating court shall deem proper.
Section 145(g) of the DGCL provides, in general, that a corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify the person against such liability under Section 145 of the DGCL.
Article IX of the Registrant’s bylaws provides that the Registrant will indemnify, to the fullest extent permitted by the DGCL, any person who was or is made or is threatened to be made a party or is otherwise involved in any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, by reason of the fact that he, or a person for whom he is the legal representative, is or was one of the Registrant’s directors or officers or, while serving as one of the Registrant’s directors or officers, is or was serving at the Registrant’s request as a director, officer, employee, or agent of another corporation or of another entity, against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such person, subject to limited exceptions relating to indemnity in connection with a proceeding (or Part thereof) initiated by such person. Section 9.6 of the Registrant’s bylaws further provides for the advancement of expenses to each of the Registrant’s officers and directors.
Article VII of the Registrant’s charter provides that, to the fullest extent permitted by the DGCL, as the same exists or may be amended from time to time, the Registrant’s directors shall not be personally liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director. Under Section 102(b)(7) of the DGCL, the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty can be limited or eliminated except (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Section 174 of the DGCL (relating to unlawful payment of dividend or unlawful stock purchase or redemption); or (iv) for any transaction from which the director derived an improper personal benefit.
The Registrant also maintains a general liability insurance policy which covers certain liabilities of directors and officers of the Registrant arising out of claims based on acts or omissions in their capacities as directors or officers, whether or not the

Registrant would have the power to indemnify such person against such liability under the DGCL or the provisions of charter or bylaws.
The Registrant has entered into indemnification agreements with each of the Registrant’s directors and executive officers. These agreements provide that the Registrant will indemnify each of the Registrant’s directors and such officers to the fullest extent permitted by law and by the Registrant’s charter and bylaws.
Item 7. Exemption from Registration Claimed.
Not applicable.
Item 8. Exhibits.

Exhibit Number	Exhibit Title	Filed Herewith	Incorporated by Reference
			Form	File No.	Date Filed

4.1	Fifth Amended and Restated Certificate of Incorporation		10-Q	001-34387	8/7/14

4.2	Certificate of Amendment of Fifth Amended and Restated Certificate of Incorporation, dated June 2, 2016		8-K	001-34387	6/7/16

4.3	Amended and Restated Bylaws		8-K	001-34387	2/16/16

4.4	Specimen stock certificate		S-1/A	333-156935	6/3/09

5.1	Opinion of Norton Rose Fulbright US LLP regarding legality of securities being registered	X

23.1	Consent of Deloitte & Touche LLP, independent registered public accounting firm	X

23.2	Consent of Norton Rose Fulbright US LLP (filed as part of Exhibit 5.1)	X

24.1	Powers of Attorney (included on signature page)	X

99.1	2017 Long-Term Incentive Plan	X
Item 9. Undertakings.

A.	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)
to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)
to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (1)(i) and (1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement;

(2)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B.
The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on May 30, 2017.

MEDIDATA SOLUTIONS, INC.

By:	/s/ MICHAEL I. OTNER
Michael I. Otner
Executive Vice President— General Counsel and Secretary

POWER OF ATTORNEY
We, the undersigned officers and directors of Medidata Solutions, Inc., hereby severally constitute and appoint Tarek A. Sherif, Rouven Bergmann, Michael I. Otner and Kathryn E. Schneider, and each of them singly (with full power to each of them to act alone), our true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution in each of them for him and in his name, place and stead, and in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as full to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their, his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ TAREK A. SHERIF Tarek A. Sherif	Chairman, Chief Executive Officer (Principal Executive Officer) and Director	May 30, 2017

/s/ ROUVEN BERGMANN Rouven Bergmann	Chief Financial Officer (Principal Financial and Principal Accounting Officer)	May 30, 2017

/s/ GLEN M. DE VRIES Glen M. de Vries	President and Director	May 30, 2017

/s/ CARLOS DOMINGUEZ Carlos Dominguez	Director	May 30, 2017

/s/ NEIL M. KURTZ, M.D. Neil M. Kurtz, M.D.	Director	May 30, 2017

/s/ GEORGE W. MCCULLOCH George W. McCulloch	Director	May 30, 2017

/s/ LEE A. SHAPIRO Lee A. Shapiro	Director	May 30, 2017

/s/ ROBERT B. TAYLOR Robert B. Taylor	Director	May 30, 2017

EXHIBIT INDEX

Exhibit Number	Exhibit Title	Filed Herewith	Incorporated by Reference
			Form	File No.	Date Filed

4.1	Fifth Amended and Restated Certificate of Incorporation		10-Q	001-34387	8/7/14

4.2	Certificate of Amendment of Fifth Amended and Restated Certificate of Incorporation, dated June 2, 2016		8-K	001-34387	6/7/16

4.3	Amended and Restated Bylaws		8-K	001-34387	2/16/16

4.4	Specimen stock certificate		S-1/A	333-156935	6/3/09

5.1	Opinion of Norton Rose Fulbright US LLP regarding legality of securities being registered	X

23.1	Consent of Deloitte & Touche LLP, independent registered public accounting firm	X

23.2	Consent of Norton Rose Fulbright US LLP (filed as part of Exhibit 5.1)	X

24.1	Powers of Attorney (included on signature page)	X

99.1	2017 Long-Term Incentive Plan	X